EXHIBIT 21

                                 SUBSIDIARIES OF
                        ALLBRITTON COMMUNICATIONS COMPANY



KATV, LLC

KTUL, LLC

WSET, Incorporated

Allfinco, Inc.

Harrisburg Television, Inc.

TV Alabama, Inc.

WCIV, LLC

Allbritton Television Productions, Inc.

ACC Licensee, Inc.

The state of incorporation/formation for each of the subsidiaries listed above is Delaware.